UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant                                                                       ☒

Filed by a Party other than the Registrant                                          ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material pursuant to Rule 14a-12

FIRST MID-ILLINOIS BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)
_____________________________________________________________
(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)       Title of each class of securities to which transaction applies:

(2)       Aggregate number of securities to which transaction applies:

(3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)       Proposed maximum aggregate value of transaction:

(5)       Total fee paid:

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount Previously Paid:
(2)           Form, Schedule or Registration Statement No.:
(3)           Filing Party:
(4)           Date Filed:

March 15, 2013

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on April 24, 2013, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 15, 2013, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access on an Internet website this Proxy Statement, the Company's 2012 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year.  Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2013 annual meeting of stockholders is being held for the following purposes:

1.  The election of Benjamin I. Lumpkin and Ray Anthony Sparks as directors of the Company (Proposal 1); and
2.  Such other matters as may properly come before the meeting or any adjournments thereof.

I encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares over the Internet or, if you receive or request to receive proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card.  Please review the instructions for each of your voting options described in the Notice you may have received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-0415 or Lee Ann Perry, Manager of Shareholder Services, at (217) 258-0493.  We look forward with pleasure to seeing and visiting with you at the meeting.

               Very truly yours,

               FIRST MID-ILLINOIS BANCSHARES, INC.
               William S. Rowland
               Chairman and Chief Executive Officer
____________________________________________________________________________________________________

1421 Charleston Avenue  ·  P.O. Box 499  ·   Mattoon, IL 61938  ·  Phone: (217) 258-0493

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held April 24, 2013

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 24, 2013 at 4:00 p.m. local time.  The Board of Directors would like to have all stockholders represented at the meeting.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you may have received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of central Illinois.  The Company owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Urbana, Decatur, Highland, Pocahontas, Champaign, Maryville, Mansfield, Mahomet, Weldon, Bloomington, Bartonville, Peoria, Galesburg, Quincy and Knoxville Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services");  and The Checkley Agency, Inc. doing business as First Mid Insurance Group, an insurance agency ("Insurance Group").

Only holders of record of the Company's Common Stock at the close of business on March 1, 2013 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 5,949,754 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, or by attending the annual meeting and voting in person.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally via the Internet and by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 1, 2013, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. For certain individuals listed below, the number of shares of Common Stock beneficially owned includes the shares of Common Stock into which such individuals may convert their shares of the Company’s Series B 9% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”) and Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series C Preferred Stock”). The Series B Preferred Stock and Series C Preferred Stock are non-voting stock except with respect to certain fundamental changes in the terms of the stock and with respect to certain matters following the Company’s failure to pay dividends on the stock during four dividend payment periods. Please refer to the footnotes of the following table, and the “Certain Relationships and Related Transactions” section of this Proxy Statement for details.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding		Percentage of Voting Power
Principal Stockholders:
David R. Hodgman c/o Schiff Hardin LLP 233 S. Wacker Dr., Suite 6600 Chicago, Illinois 60606	Common	396,192	(3)	6.6%	(18)	8.6%	(20)
	Series B Preferred	540	(3)	11.0%
	Series C Preferred	—		—%
Richard Anthony Lumpkin 121 South 17th Street Mattoon, Illinois 61938	Common	524,324	(4)	8.8%	(18)	10.7%	(20)
	Series B Preferred	280	(4)	5.7%
	Series C Preferred	230	(4)	4.2%
Elizabeth L. Celio c/o SKL Investment Group, LLC 121 South 17th Street Mattoon, IL 61938	Common	277,461	(5)	4.7%	(18)	7.1%	(20)
	Series B Preferred	110	(5)	2.2%
	Series C Preferred	500	(5)	9.1%
Director Nominees, Directors and Named Executive Officers:
Charles A. Adams 1020 North 13th Street Mattoon, Illinois 61938	Common	492,101	(6)	8.2%	(18)	10.1%	(20)
	Series B Preferred	200	(6)	4.1%
	Series C Preferred	300	(6)	5.5%

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding		Percentage of Voting Power
Director Nominees, Directors and Named Executive Officers (continued):
Holly A. Bailey	Common	23,920	(7)	*%	(18)	1.7%	(20)
	Series B Preferred	200	(7)	4.1%
	Series C Preferred	125	(7)	2.3%
Joseph R. Dively	Common	21,893	(8)	*%	(18)	* %	(20)
	Series B Preferred	40	(8)	*%
	Series C Preferred	20	(8)	*%
Steven L. Grissom 121 South 17th Street Mattoon, Illinois 61938	Common	450,972	(9)	7.6%	(18)	9.7%	(20)
	Series B Preferred	620	(9)	12.6%
	Series C Preferred	—	(9)	—%
Benjamin I. Lumpkin 121 South 17th Street Mattoon, IL 61938	Common	285,416	(10)	4.8%	(18)	7.2%	(20)
	Series B Preferred	150	(10)	3.0%
	Series C Preferred	500	(10)	9.1%
Gary W. Melvin 1134 CR 1650 E Sullivan, IL 61951	Common	364,161	(11)	6.1%	(18)	8.6%	(20)
	Series B Preferred	200	(11)	4.1%
	Series C Preferred	489	(11)	8.9%
William S. Rowland	Common	86,311	(12)	1.4%	(18)	1.7%	(20)
	Series B Preferred	50	(12)	1.0%
	Series C Preferred	20	(12)	*%
Ray Anthony Sparks 30 South Country Club Road Mattoon, IL 61938	Common	235,170	(13)	3.9%	(18)	6.5%	(20)
	Series B Preferred	470	(13)	9.5%
	Series C Preferred	230	(13)	4.2%
Michael L. Taylor	Common	19,578	(14)	*%	(18)	* %	(20)
	Series B Preferred	4	(14)	*%
	Series C Preferred	4	(14)	*%
John W. Hedges	Common	36,504	(15)	*%	(18)	* %	(20)
	Series B Preferred	10	(15)	*%
	Series C Preferred	5	(15)	*%
Eric S. McRae	Common	16,112	(16)	*%	(18)	* %	(20)
	Series B Preferred	15	(16)	*%
	Series C Preferred	2	(16)	*%
All director nominees, directors, named executive officers and other executive officers as a group (15 persons)	Common	2,059,554	(17)	34.5%	(19)	42.2%	(21)
	Series B Preferred	1,966	(17)	39.9%
	Series C Preferred	1,695	(17)	30.8%

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company’s Common Stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)
The above Common Stock amount includes 198,096 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 198,096 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990, over which Mr. Hodgman has shared voting and investment power. The above Series B Preferred Stock amount includes 250 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 290 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Hodgman, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing shares held by these trusts.

(4)
The above Common Stock amount includes 46,159 shares held by Mr. Richard Lumpkin individually; 316,947 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin, under which Mr. Richard Lumpkin has sole voting and investment power; and 604 shares held by the Richard Adamson Lumpkin Trust dated November 5, 1976 for the benefit of Richard Anthony Lumpkin, under which Mr. Richard Lumpkin has sole voting and investment power; 112,467 shares held by The Lumpkin Family Foundation, of which Mr. Richard Lumpkin serves as Treasurer and has shared voting and investment power, and of which beneficial ownership is disclaimed and 3,624 shares held by the John W. Sparks Living Trust, of which Mr. Richard Lumpkin has shared voting and investment power, and of which beneficial ownership is disclaimed. The above Common Stock also includes: 12,552 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Mary Lee Sparks; 605 shares held by the Richard Adamson Lumpkin Trust dated November 5, 1976 for the benefit of Mary Lee Sparks; 24,888 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Keon; 604 shares held by the Richard Adamson Lumpkin Trust dated November 5, 1976 for the benefit of Margaret Keon and 5,874 shares held by the John W. Sparks 2001 Irrevocable Trust, all under which Mr. Richard Lumpkin has sole voting and investment power, and of which beneficial ownership is disclaimed. The above Series B Preferred Stock amount includes 100 shares of Series B Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin; 100 shares of Series B Preferred Stock held by The Lumpkin Family Foundation and of which beneficial ownership is disclaimed; and 80 shares of Series B Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Keon, of which Mr. Richard Lumpkin has sole voting and investment power and of which beneficial ownership is disclaimed. The above Series C Preferred Stock amount includes 100 shares of Series C Preferred Stock held by The Lumpkin Family Foundation and of which beneficial ownership is disclaimed; 50 shares of Series C Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Mary Lee Sparks, of which Mr. Richard Lumpkin has sole voting and investment power and of which beneficial ownership is disclaimed and 80 shares of Series C Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Keon, of which Mr. Richard Lumpkin has sole voting and investment power and of which beneficial ownership is disclaimed.

(5)
The above Common Stock amount includes 277,461 shares held by Ms. Elizabeth Celio individually. The above Series B Preferred Stock amount includes 110 shares of Series B Preferred Stock held by Ms. Celio individually. The above Series C Preferred Stock amount includes 500 shares of Series C Preferred Stock held by Ms. Celio individually. Ms. Celio is also the beneficiary of the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990 which holds 198,096 Common Stock shares and 290 shares of Series B Preferred Stock. Ms. Celio does not have beneficial ownership of the shares held by this trust.

(6)
The above Common Stock amount includes 134,114 shares held by Mr. Adams individually; 276,146 shares of Common Stock held by a corporation which Mr. Adams is deemed to control; 19,000 shares held by the Howell-Adams Foundation over which Mr. Adams has shared voting and investment power; 59,466 shares held for the account of Mr. Adams under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred Stock amount includes 200 shares of Series B Preferred Stock held by Mr. Adams individually. The above Series C Preferred Stock amount includes 300 shares of Series C Preferred Stock held by Mr. Adams individually.

(7)
The above Common Stock amount includes 23,920 shares held by Ms. Bailey individually. The above Series B Preferred Stock amount includes 200 shares of Series B Preferred Stock held by Ms. Bailey individually. The above Series C Preferred Stock amount includes 125 shares of Series C Preferred Stock held by Ms. Bailey individually.

(8)
The above amount includes 8,862 shares held by Mr. Dively individually; 9,656 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred Stock amount includes 40 shares of Series B Preferred Stock held by Mr. Dively individually. The above Series C Preferred Stock amount includes 20 shares of Series C Preferred Stock held by Mr. Dively individually.

(9)
The above Common Stock amount includes 36,179 shares held by Mr. Grissom individually; 9,213 shares held jointly with his spouse; 2,337 shares held for the account of Mr. Grissom under the Company’s Deferred Compensation Plan; and options to purchase 6,750 shares of Common Stock. The above Common Stock amount also includes 198,096 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, 198,096 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990 and 300 shares held by the Mary Lee Sparks Trust dated May 13, 1978, over which Mr. Grissom has shared voting and investment power. The above Series B Preferred Stock amount includes 80 shares of Series B Preferred Stock held by Mr. Grissom jointly with his spouse; 250 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990; and 290 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Grissom, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing shares held by these trusts.

(10)
The above Common Stock amount includes 285,416 shares held by Mr. Benjamin Lumpkin individually.  The above Series B Preferred Stock amount includes 150 shares of Series B Preferred Stock held by Mr. Benjamin Lumpkin individually and the above Series C Preferred Stock amount includes 500 shares of Series C Preferred Stock held by Mr. Benjamin Lumpkin individually.  Mr. Benjamin Lumpkin is also the beneficiary of the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990 which holds 198,096 Common Stock shares and 250 shares of Series B Preferred Stock. Mr. Benjamin Lumpkin does not have beneficial ownership of the shares held by this trust.

(11)
The above Common Stock amount includes 319,483 shares held by Mr. Melvin individually; 41,303 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred Stock amount includes 200 shares of Series B Preferred Stock held jointly by Mr. Melvin and his spouse. The above Series C Preferred Stock amount includes 489 shares of Series C Preferred Stock held by Mr. Melvin individually.

(12)
The above Common Stock amount includes 18,154 shares held by Mr. Rowland individually; 24,844 shares for the account of Mr. Rowland under an Individual Retirement Account; 9,374 shares held for the account of Mr. Rowland under the Company’s 401(k) Plan; 6,940 shares held for the account of Mr. Rowland under the Company’s Deferred Compensation Plan; and options to purchase 27,000 shares of Common Stock. The above Series B Preferred Stock amount includes 50 shares of Series B Preferred Stock held jointly by Mr. Rowland and his spouse. The above Series C Preferred Stock amount includes 20 shares of Series C Preferred Stock held jointly by Mr. Rowland and his spouse.

(13)
The above Common Stock amount includes 123,732 held by Mr. Sparks individually; 66,523 shares held by Sparks Investment Group, LP, and 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 1,822 shares by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; 20,837 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred Stock amount includes 370 shares of Series B Preferred Stock held by Mr. Sparks individually and 100 shares of Series B Preferred Stock held by Sparks Investment Group, LP. The above Series C Preferred Stock amount includes 220 shares of Series C Preferred Stock held by Mr. Sparks individually, and 10 shares of Series C Preferred Stock held by Sparks Investment Group, LP.

(14)
The above Common Stock amount includes 858 shares held by Mr. Taylor individually; 3,095 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and options to purchase 15,625 shares of Common Stock. The above Series B Preferred Stock amount includes 4 shares of Series B Preferred Stock held by Mr. Taylor individually. The above Series C Preferred Stock amount includes 4 shares of Series C Preferred Stock held by Mr. Taylor individually.

(15)
The above Common Stock amount includes 8,363 shares held by Mr. Hedges individually and 337 shares held jointly with his spouse; 1,509 shares held for the account of Mr. Hedges under the Company’s 401(k) Plan; 6,169 shares held for the account of Mr. Hedges under the Company’s Deferred Compensation Plan; and options to purchase 20,125 shares of Common Stock. The above Series B Preferred Stock amount includes 5 shares of Series B Preferred Stock held by Mr. Hedges individually, and 5 shares of Series B Preferred Stock held jointly by Mr. Hedges and his spouse. The above Series C Preferred Stock amount includes 5 shares of Series C Preferred Stock held by Mr. Hedges individually.

(16)
The above Common Stock amount includes 1,497 shares held by Mr. McRae individually; 524 shares for the account of Mr. McRae under an Individual Retirement Account; 2,450 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; 891 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan; and options to purchase 10,750 shares of Common Stock. The above Series B Preferred Stock amount includes 15 shares of Series B Preferred Stock held by Mr. McRae individually. The above Series C Preferred Stock amount includes 2 shares of Series C Preferred Stock held by Mr. McRae individually.

(17)
The above amounts include additional shares for four executive officers not included in above table. The above Common Stock amount includes an aggregate of 114,000 shares obtainable upon the exercise of options.

(18)	Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by each individual.

(19)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by all director nominees, directors, named executive officers and other executive officers.

(20)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days, and the conversion of Series B Preferred Stock and Series C Preferred Stock held by such individual. Each share of Series B Preferred Stock is convertible into approximately 231.27 shares of Common Stock, and each share of Series C Preferred Stock is convertible into approximately 246.43 shares of Common Stock.

(21)
Percentage is calculated on a partially diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by all director nominees, directors, named executive officers and other executive officers; the conversion of 454,665 shares obtainable through the conversion of 1,966 shares of Series B Preferred Stock held by such individuals; and the conversion of 417,689 shares obtainable through the conversion of 1,695 shares of Series C Preferred Stock held by such individuals.

*    Less than 1%

As of February 1, 2013, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 179,663 shares or 3.0% of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 160,898 shares, or 2.7% of the outstanding Common Stock and shared voting and investment power with respect to 18,765 shares or 0.3% of the outstanding Common Stock.

PROPOSAL I - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, the Board of Directors has nominated for election as Class III directors, for a term expiring in 2016, Benjamin I. Lumpkin and Ray Anthony Sparks. Because Charles A. Adams is retiring from the Board of Directors at the annual meeting, he was not nominated as a Class III director. Messrs. Lumpkin and Sparks have served as directors of the Company since 2009 and 1994, respectively. The two individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class III directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.  Following Mr. Adam’s retirement, the number of directors will be seven, comprised of two Class I directors, three Class II directors, and two Class III directors.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 15, 2013	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
Benjamin I. Lumpkin	40	Owner of Big Toe Press, LLC, a video content production company (since 2004); Member of the finance committee of SKL Investment Group, LLC, a private investment company (since 2000); Director of the Bank and of the Company (since 2009); Director of Data Services (since 2009); Director of Insurance Group (since 2009).	2009	2013
Ray Anthony Sparks	56	Private investor (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997); Director of the Bank (since 1997) and of the Company (since 1994); Director of Data Services (since 1996); Director of Insurance Group (since 2002); Chief Executive Director (since 2012) and Executive Director (from 2009-2012), Mattoon Area Family YMCA.	1994	2013
The Board of Directors recommends a vote "FOR" the election of Directors Lumpkin and Sparks for a term of three years.

Name	Age at March 15, 2013	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Holly A. Bailey	42	President of Howell Asphalt Company and Executive Vice President of Howell Paving, Inc., a road construction company (since 2008); Vice President of Howell Asphalt Company and Vice President of Howell Paving (1997- 2008).	2012	2015
Joseph R. Dively	53	Senior Executive Vice President of the Company (since May 2011); President of the Bank (since May 2011); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (2003-2011), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Director of the Bank and the Company (since 2004); Director of Data Services (since 2009); Director of Insurance Group (since 2009).	2004	2015
Steven L. Grissom	60	Administrative Officer of SKL Investment Group, LLC, a private investment company (since 1997); Director of the Bank and the Company (since 2000); Director of Data Services (since 2009); Director of Insurance Group (since 2009); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Treasurer of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2006); Secretary of Illinois Consolidated Telephone Company, a local telecommunications provider (2003-2006).	2000	2014
Gary W. Melvin	64	President and Co-Owner, Rural King Farm & Home Supplies stores, a retail farm and home supply store chain (since 1979); Director of the Bank (since 1984) and of the Company (since 1990); Director of Data Services (since 1987); Director of Insurance Group (since 2009).	1990	2014
William S. Rowland	66	Chairman, President, Chief Executive Officer of the Company (since 1999); Director of the Company (since 1991); Executive Vice President (1997-1999), Treasurer and Chief Financial Officer (1989-1999) of the Company; Director of Data Services (since 1989); Director (since 1999), Chairman (since 1999), and Executive Vice President (1989-1999) of the Bank; Director of Insurance Group (since 2002).	1991	2015
RETIRING DIRECTOR
Charles A. Adams	71	President, Howell Paving, Inc., (since 1983); Director of the Bank (since 1989) and of the Company (since 1984); Director of Data Services (since 1987); Director of Insurance Group (since 2002).	1984	2013

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors concluded that except for Mr. Rowland and Mr. Dively, the members of the Board of Directors satisfy the independence requirements of the New York Stock Exchange.  Although the Company’s Common Stock and Preferred Stock are not listed on the New York Stock Exchange, the Company has elected to use its independence standards when determining the independence of the members of its Board of Directors. The Board of Directors has established an audit committee and a compensation committee.  The Board of Directors has concluded that all current members of the audit committee satisfy the independence requirements of the New York Stock Exchange, as required by the charter of the audit committee.  The Board of Directors has also concluded that all current members of the compensation committee satisfy the independence requirements of the New York Stock Exchange.  The Board of Directors has also created other company-wide committees composed of officers of the Company and its subsidiaries.

A total of 12 regularly scheduled and special meetings were held by the Board of Directors during 2012.  During 2012, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served. All directors attended the 2012 Annual Meeting of Stockholders.

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the governance needs of the Company. The Board of Directors is consists of a group of individuals which have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates. A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders.

Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Charles A. Adams has served as a director of the Company since 1984. Mr. Adams has a bachelor’s degree in Economics from DePauw University and is the President and majority owner of his own company, Howell Paving, Inc., a road construction company (since 1983) which consists of the main entity as well as multiple subsidiaries. Through his entrepreneurial experiences within the communities served by the Company, Mr. Adams provides the Board of Directors with a strong and experienced perspective on local businesses. Mr. Adams is the father of Holly A. Bailey. Mr. Adams is retiring from the Board of Directors at the annual meeting.

Holly A. Bailey has served as a director of the Company since 2012. Ms. Bailey has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University.  She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is Executive Vice President (since 2008). She served as Vice President of Howell Asphalt Company and Vice President of Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight. Ms. Bailey is the daughter of Charles A. Adams, who is retiring from the Board of Directors at the annual meeting.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991.  He has served as Senior Executive Vice President of the Company and President of the Bank since May 2011. Prior to employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunications holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other companies and organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined by the Board of Directors to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and has passed the Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”) exams. He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasury responsibilities. Mr. Grissom is currently the Administrative Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities. These skills serve the Board of Directors in its assessment of complex financial and investment matters.

Benjamin I. Lumpkin has served as a director of the Company since 2009. Mr. Lumpkin has a bachelor’s degree in History from Yale University and a Master’s degree in Journalism from Northwestern University.  He is the owner of Big Toe Press, LLC, a video content production company (since 2004). Mr. Lumpkin is a member of the finance committee of SKL Investment Group, LLC, a private investment company, and a trustee (since 2009), Vice President and chairman of the investment committee (since 2012) of the Lumpkin Family Foundation, a 501(c)(3) organization, where his experience includes reviewing financial statements and other financial data. These experiences assist the Board of Directors in various aspects of its work. Also, by virtue of the significant stock ownership in the Company by Mr. Lumpkin and members of his immediate and extended family, Mr. Lumpkin represents a strong voice for stockholders in the Board of Directors’ deliberations.

Gary W. Melvin has served as a director of the Company since 1990. Mr. Melvin has a bachelor’s degree in Economics from Western Illinois University and for the past thirty years has been the president and majority owner of Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain where he is actively involved with management in all aspects of the business. Mr. Melvin’s ownership and leadership role in an important local and regional retailer provides the Board of Directors with a knowledgeable and skilled local business outlook.

William S. Rowland has served as a director of the Company since 1991. Mr. Rowland has a bachelor’s degree in Accounting from St. Ambrose University. He currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company (since 1999). He was previously Treasurer and Chief Financial Officer of the Company (1989-1999). Prior to employment with the Company, Mr. Rowland was a CPA with the accounting firm KPMG, LLP. Mr. Rowland is and has been a member of several community boards, as well as the Illinois Bankers Association. As President and Chief Executive Officer of the Company, Mr. Rowland brings to the Board of Directors his substantial institutional knowledge regarding the Company, including its operations and strategies.

Ray Anthony Sparks has served as a director of the Company since 1994.  Mr. Sparks has a bachelor’s degree in Business Administration with an accounting major from Millikin University and an MBA degree from Eastern Illinois University. He is the Chief Executive Officer of the Mattoon Area Family YMCA (since 2009) and a private investor (since 1997). He was President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies until 1997. He has also served as a director and officer for various not-for-profit organizations in the community. Mr. Sparks has been a user of financial statements in these positions and has experience dealing with CPAs, investment bankers and attorneys. These experiences and his strong financial background assist the Board of Directors in all areas of its oversight.

BOARD OF DIRECTORS LEADERSHIP

Mr. William S. Rowland serves as President and Chief Executive Officer and Chairman of the Board of Directors of the Company. The Board of Directors believes that this allows Mr. Rowland to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors members to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Rowland and Mr. Dively are independent, the knowledge of the Company that Mr. Rowland brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company. The Board of Directors does not have a lead independent director.

BOARD OF DIRECTORS ROLE IN RISK OVERSIGHT

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Director’s Audit Committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements and (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the Audit Committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of 41% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each management committee meeting as well as, various reports from key senior management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the senior managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency, and reviews the allowance for loan losses each quarter.  In addition, three members of the Board of Directors serve on the Senior Loan Committee each for a term of two years. The Senior Loan Committee approves all loan underwriting decisions in excess of $2 million and up to 75% of the legal lending limit which was $21.1 million at December 31, 2012. The Board of Directors approves all underwriting decisions in excess of 75% of the legal lending limit.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

NOMINATIONS FOR DIRECTOR

The Company does not maintain a standing nominating committee and does not have any policies regarding diversity when identifying director nominees, however, the Company believes the diverse backgrounds and perspectives of its current directors, as described above under “Board of Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance.  The entire Board of Directors performs the functions of a nominating committee, and considers and acts on all matters relating to the nomination of individuals for election as directors. The Board of Directors does not believe it needs a separate nominating committee because the Board of Directors has the time and resources to perform the function of selecting director nominees. Also, all but two of the directors satisfy the independence requirements of the New York Stock Exchange. The Board of Directors acts in accordance with the Company’s Certificate of Incorporation when it performs its nominating function.

In the consideration of director nominees, the Board of Directors considers, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; and (5) the prospective nominee’s contributions to the Board of Directors as a whole.

Any stockholder who wishes to recommend a director candidate for consideration by the Board of Directors should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Certificate of Incorporation.  The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days or more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2012 were Messrs. Adams, Grissom, Lumpkin, Melvin and Sparks, and Mss. Bailey (commencing in April 2012 when she was elected to the Board of Directors) and Preston (until April 2012 when she retired from the Board of Directors).  The audit committee met 5 times in 2012.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence requirements of the New York Stock Exchange and the Federal Deposit Insurance Act.  The Securities and Exchange Commission requires that boards of directors determine whether any audit committee member qualifies as an “audit committee financial expert.” The Board of Directors determined that Steven L. Grissom is an audit committee financial expert.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 22, 2013.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The members of the compensation committee of the Company during the fiscal year ended December 31, 2012 were Messrs. Adams, Grissom, Lumpkin, Melvin and Sparks, and Mss. Bailey (commencing in April 2012 when she was elected to the Board of Directors) and Preston (until April 2012 when she retired from the Board of Directors). The compensation committee does not have a charter.  The compensation committee met 2 times in 2012.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2012, Messrs. Hedges and Sparks served as directors, and Mr. Grissom served as President and director, of Mattoon Area Industrial Development Corporation, a not-for-profit industrial development corporation; Mr. Rowland served as director and Mr. Grissom served as director and compensation committee member of Coles Together, an economic development not-for-profit; and Mr. Sparks served as Chief Executive Officer and Mr. Hedges and Ms. Bailey served as board members of the Mattoon Area Family YMCA.  See also “Certain Relationships and Related Transactions.”

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with any director by sending written correspondence addressed to such director in care of the Secretary of the Company at First Mid-Illinois Bancshares, Inc., 1421 Charleston Avenue, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the relevant director.

The Company expects directors to attend the annual meeting, absent scheduling or other similar conflicts.  All of the then current directors attended the Company’s 2012 Annual Meeting of Stockholders.

SECTION 16 - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of reports on Forms 3, 4 and 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of these Forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2012, except that late reports were filed by Messrs. Rowland, Taylor, Dively, Hedges, McRae, LeFebvre and Slabach and Ms. Allenbaugh regarding the vesting and release of their 2011 Long-Term Incentive Program awards on January 24, 2012, a late report was filed by Mr. Melvin for 1,400 shares acquired on February 23, 2012 and a late report was filed by Mr. McRae regarding the exercise of 843 stock options on May 8, 2012 . These transactions were reported to the Securities and Exchange Commission (the "SEC") on February 10, 2012, March 13, 2012 and May 21, 2012, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2012.

The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the audit committee concerning independence, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

This audit committee report is submitted by the audit committee of the Board of Directors:

Ray Anthony Sparks, Chairman	Steven L. Grissom
Charles A. Adams	Benjamin I. Lumpkin
Holly A. Bailey	Gary W. Melvin

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2012 and 2011, the audit of the Company’s internal control over financial reporting as of December 31, 2012 and 2011, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2012 and 2011 were $197,600 and $192,000, respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2012 and 2011 (namely employee benefit plan audit) were $17,200 and $18,546, respectively.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2012 and 2011 (namely preparation of consolidated tax return and tax advice) were $25,630 and $26,105, respectively.

All Other Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2012 and 2011 (namely cost segregation study) were $0 and $41,543, respectively.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approved all services performed by the independent auditors in 2012.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal years ending December 31, 2012 and 2011.  BKD, LLP has served as the Company's independent auditors since July 26, 2005.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2013.  The Company expects to appoint its independent auditors for 2013 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Benjamin I. Lumpkin, Chairman	Steven L. Grissom
Charles A. Adams	Gary W. Melvin
Holly A. Bailey	Ray Anthony Sparks

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”).

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   In the past, the compensation committee has used stock options as a way to unify the interests of the executives and stockholders.  Issuing options that have a 10 year term and incrementally vest over time, but only so long as the executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time.  Due to financial performance of the Company in 2010 and 2009, however, the compensation committee did not grant any options to executives of the Company during these years. Since 2011, the compensation committee has granted annual and cumulative performance awards under its executive long term incentive plan that consist of restricted stock awards and restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate and individual performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long term incentive plan more closely align key executive compensation with the Company’s performance goals than the previously granted stock options.  The long term incentive plan includes both single and multiple year goals which ensure that the executives are focused on longer term sustainability of earnings and growth in the book value of the Company. Lastly, the restricted stock and restricted stock units issued under the long term incentive plan awards offer less market risk for executives and less dilutive potential to the current owners of the Company’s stock.

Enable the Company to attract and retain the best available talent.  In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned.  Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. For 2012, the data consisted of a compensation survey, prepared by the Company’s human resources director, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company.  (The banks included in the 2012 analysis ranged in size from approximately $1.0 billion to $4.5 billion in assets).  Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers. The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.  The compensation committee also may periodically engage the services of independent consultants with knowledge and experience in such matters, although it did not do so for 2012.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning part of each year. Based on the guidelines and factors described above, the compensation committee in early 2012 concluded that adjustments to base salaries for certain named executive officers were necessary in order to keep compensation for named executive officers competitive. In addition to the factors noted above, the compensation committee considered the accomplishment level of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make. The compensation committee established the 2012 base salary for the named executive officers as follows (salary increases were effective as of February 1, 2012):

Executive	2012 Salary Rate	$ Increase from 2011 Salary Rate
Mr. Rowland	$350,000	$25,000
Mr. Taylor	$210,000	$10,000
Mr. Dively	$309,000	$9,000
Mr. Hedges	$230,000	$20,000
Mr. McRae	$205,000	$20,000

The actual salaries paid to the named executive officers in 2012 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (“the Plan”), which is designed to reward executives in increasing Company profitability and achieving individual accomplishments which create stockholder value.  The Company reserves the right to require its executives to return all or a portion of incentive cash compensation paid in the event of an earnings restatement of previously issued financial statements.

In January 2012, the compensation committee determined the target cash incentive opportunity each named executive officer was entitled to receive as a percentage of his or her base salary rate in effect for 2012. This amount was based on individual performance during the previous year (if applicable), as well as the level of duties and responsibilities assumed by the individuals in their respective positions.  The percentage of salary payable as cash incentive was consistent with the amounts in each named executive officer’s employment agreement and did not change from 2011.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together (sometimes to the detriment of individual personal goals) and because senior management has the potential greatest influence on Company profitability, the compensation committee determined each executive’s incentive opportunity for 2012 would be based 70% on the Company’s net income (exclusive of non-recurring costs associated with acquisitions) and 30% on the Company's asset quality (determined by totaling adversely classified assets including non-performing loans, repossessed assets and classified securities). The Compensation Committee decided to add the asset quality goal, in addition to the net income goal used previously, based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. The Compensation Committee believes the combination of these two metrics represents the best measures of shareholder value for the near term.

The target cash incentive opportunity for each named executive officer established for 2012 was as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality
Mr. Rowland	50%	70%	30%
Mr. Taylor	35%	70%	30%
Mr. Dively	50%	70%	30%
Mr. Hedges	35%	70%	30%
Mr. McRae	35%	70%	30%

At the same time, the compensation committee established the net income target using the prior year’s net income and the asset quality target using the balance of total adversely classified assets at December 31, 2011.  In 2011, the Company’s net income was $11.4 million and the balance of adversely classified assets was $29.2 million. Using this as a base line, the compensation committee determined the following 2012 criteria:

	Performance	Net Income	Asset Quality	% of Opportunity
Minimum:	Equal to 80% of previous year	$9.1 million		none
Threshold:	Equal to previous year	$11.4 million	$29.2 million	25%
Target:	11% increase	$12.6 million	$23.3 million	60%
Superior:	19% increase	$13.6 million	$17.5 million	100%

The compensation committee has the discretion to pay a prorated portion of the cash incentive opportunity for attainment of levels between minimum, threshold, budget and superior, or for attainment of levels above superior. Operations for 2012 resulted in net income of $14.2 million which exceeded the superior level for 100% payout. Balances of adversely classified assets on December 31, 2012 totaled $20.2 million, which fell between target and superior and using straight-line interpolation resulted in 81% payout. Combined this resulted in corporate performance achievement of 94% computed as follows:

	% of Incentive	% of attainment	% of opportunity
Net Income	70%	100%	70%
Asset Quality	30%	81%	24%
			94%

Equity Compensation

The compensation committee grants long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.  Historically, the compensation committee paid selected named executive officers equity compensation in the form of stock options.  The compensation committee believes that the stock options served their intended purposes as the profitability of the Company and the value of the Company’s stock increased significantly through 2008.  Due to the financial performance of the Company during 2009 and 2010, no options were awarded in these years.  All options have a 10 year term and vest ratably over a four year period.  The Company reserves the right to require its executives to return all or a portion of compensation paid in the event of an earnings restatement of previously issued financial statements.

In September, 2011, the compensation committee approved the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units under the 2007 Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the previously granted stock options.  The LTIP includes single and multiple year goals which ensure that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. The LTIP also gives the compensation committee the ability to change the types and weightings of the metrics used for the performance goals to which the awards are subject.

Under the LTIP for 2012, the compensation committee set an aggregate target value of the awards to be made to the executive.  In determining these values, the compensation committee did not use a formulaic approach, but took into account historic grants, Company performance and individual levels of responsibility. The value of equity awarded to each executive is intended to be proportionate to the individual’s responsibility to influence the strategic direction of the Company and create stockholder value.  Of this target value, 50% was granted as an Annual Performance Award and 50% was granted as a Cumulative Performance Award.  Each Award consists of restricted stock (50%) and restricted stock units (50%), except that Awards to retirement-eligible executives (which include Messrs. Rowland and Hedges) consist solely of restricted stock units (RSUs). The number of shares of restricted stock and RSUs subject to each Award is determined by dividing the target value by the closing price of the common stock on the date of grant.

The compensation committee also set performance goals to which each Award is subject. The target number of shares or RSUs subject to each of the Awards is adjusted by the compensation committee at the end of each applicable performance period.  The Annual Performance Award has a one-year performance period, and the adjusted number of shares of restricted stock and RSUs vest 25% as of the end of the performance period and 25% on December 15, 2013, December 15, 2014 and December 15, 2015.  If the goals for the Annual Performance Award are not met at threshold level and thus are 100% forfeited, the Annual Performance Award granted in the following year will be increased by the target number of shares subject to the forfeited Award. The Cumulative Performance Award has a three-year performance period, and the adjusted number of shares of restricted stock and RSUs vest as of such date. When the vested Award is settled, the restricted stock is settled in shares and the RSUs are settled in cash, except that RSUs held by retirement-eligible executives are settled half in shares and half in cash. Until an executive’s Award vests or is forfeited, it is credited with dividends and/or dividend equivalents which are paid to the executive only to the extent the Award vests.

The awards granted to named executive officers in 2012 were as follows:

			Target Number of Shares Subject to Award
			Annual Performance Award		Cumulative Performance Awards
Executive	Percentage of Salary (1)	Target Value	Stock Award	Stock Unit Award	Stock Award	Stock Unit Award
Mr. Rowland	30%	$105,000	0	2,059	0	2,059
Mr. Taylor	15%	$31,500	309	309	309	309
Mr. Dively	30%	$92,700	909	909	909	909
Mr. Hedges	20%	$46,000	0	902	0	902
Mr. McRae	13%	$26,650	262	261	262	261

(1) The percentages in this column are the same as those used in 2011, except that Mr. Dively's increase from 15% to 30% is due to him being in his current position for a full year during 2012.

At the same time, the compensation committee established the 2012 performance goals for the annual and cumulative periods based on historical and expected performance. These goals were established using two performance ratios:  return on assets (calculated as net income divided by year-to-date average assets) and tangible book value per share (calculated as total common equity less goodwill and other intangible assets divided by common shares outstanding). The compensation committee believes use of these ratios shifts the dependency of incentive compensation from the measure of net income used in cash incentives and encourages growth and increased value for the Company’s stockholders. Using those metrics, which were the same metrics used in 2011, the compensation committee determined the following 2012 criteria:

Performance Level		Annual Performance Award	Cumulative Performance Award
Return on Assets (50% goal weighting):
< Threshold	0%
Threshold	70%	0.70%	0.75%
Target	100%	0.85%	0.85%
Maximum	125%	1.00%	1.05%
Tangible Book Value per Share (50% goal weighting):
< Threshold	0%
Threshold	70%	$12.00	$15.35
Target	100%	$12.50	$16.10
Maximum	125%	$13.25	$17.10

The number of shares subject to each award will be adjusted by the percentage multiplier that results from the actual achievement level of the performance goals. For achievement of levels between threshold and target and between target and maximum, the percentage multiplier is adjusted on the basis of straight line interpolation. Fractional shares are rounded up.

Operations for 2012 resulted in return on assets of 0.91% and tangible book value per share of $12.68, which, using straight-line interpolation, resulted in executives receiving 108% of their Annual Performance Award.  Executives were vested in 25% of the adjusted Award, which was settled 50% in shares and 50% in cash, and the remainder of the Award will vest 25% on December 15, 2013, December 15, 2014 and December 15, 2015. The actual level of performance for the Cumulative Performance Award will be determined as of December 31, 2014.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including certain named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax basis, up to a maximum in 2012 of $17,000, or $22,500 if age 50 or over, and the Company contributes a matching contribution of up to 2% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution equal to 4% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $250,000 in 2012). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company Common Stock and are paid to the executive in shares of Common Stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Supplemental Executive Retirement Plan. The Company provides supplemental retirement benefits to selected executives under its Supplemental Executive Retirement Plan (the “SERP”).  To date, the Company has only extended participation in the SERP to individuals designated as CEO, and the current CEO is the only active participant in the SERP.  The SERP, which is a non-qualified defined benefit pension plan, provides the CEO with an annual benefit of $50,000 payable to him or his beneficiary for 20 years following his retirement at age 65 or later.  (The Company maintains, and is the beneficiary of, a life insurance policy covering the CEO, which will continue past his retirement and could provide funding for this benefit.)  The SERP is described in greater detail in the “Pension Benefits” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements, which are for three year terms, provide for a minimum base salary which cannot be reduced, and a maximum cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 12 months (24 months for Messrs. Rowland, Taylor, Dively and Hedges), a lump sum payment equal to the cash incentive paid for the prior year, and continued health coverage for 12 months.  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company.  The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

In connection with entering into a new agreement with Mr. McRae on February 29, 2012 when his existing agreement terminated, some terms of the agreement were amended (i) to expand the definition of good reason and (ii) to shorten the noncompete and nonsolicitation period to one year.  These amended provisions better reflect market practices and will be added to new agreements with the other named executives as their existing agreements expire.

The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives.  Messrs. Dively, Hedges and McRae have Company-owned automobiles and Mr. Rowland receives a monthly auto allowance. The determination as to whether a Company-owned car is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.  The Company also pays for annual country club membership dues for Messrs. Rowland, Dively and Hedges.  Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contains an exception for “performance-based compensation.”  Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments and grants of restricted stock and restricted stock units do not qualify as performance-based compensation.  Stock options previously granted by the Company do qualify as performance based compensation.  Due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor at this time in making compensation decisions.

Subsequent Compensation Decisions

At the 2011 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 95% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any major changes to the executive compensation plans and programs already in place for 2012 or for 2013.

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company (the “named executive officers”) during the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings		All Other Compensation	Total
		($)	($)(1)	($)(2)	($)		($)(4)	($)
William S. Rowland Chairman, President & Chief Executive Officer	2012	348,077	105,009	164,500	31,509	(3)	15,000	664,095
	2011	328,070	96,850	112,125	29,678	(3)	14,700	581,423
	2010	309,039	—	80,600	50,615	(3)	14,700	454,954
Michael L. Taylor Executive Vice President & Chief Financial Officer	2012	209,231	31,518	69,090	—		14,692	324,531
	2011	199,423	29,832	48,300	—		13,470	291,025
	2010	195,000	—	45,490	—		10,725	251,215
Joseph R. Dively (5)Senior Executive Vice President	2012	308,763	92,718	145,230	—		14,389	561,100
	2011	190,384	44,729	103,500	—		2,077	340,690
	2010	—	—	—	—		—	—
John W . Hedges Executive Vice President	2012	228,461	46,002	75,670	—		12,607	362,740
	2011	208,846	41,720	50,715	—		12,605	313,886
	2010	197,885	—	36,400	—		10,712	244,997
Eric S. McRae Vice President	2012	203,461	26,673	67,445	—		12,125	309,704
	2011	185,074	23,925	44,678	—		11,745	265,422
	2010	169,038	—	40,940	—		9,558	219,536

(1) Stock Awards.  The amounts in this column represent the aggregate grant date fair value of stock awards and stock unit awards granted in 2012 and 2011 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The grant date fair value assuming the maximum level of achievement is: Mr. Rowland: $131,261; Mr. Taylor: $39,398; Mr. Dively: $115,898; Mr. Hedges: $57,503; and Mr. McRae: $33,341. See Note 13 to the consolidated financial statements in the Company’s 2012 Form 10-K for a description of the valuation.

(2) Non-Equity Incentive Plan Compensation.  All amounts in this column are based on performance in 2012, 2011 and 2010 and reflect the amounts actually paid in February 2013, 2012 and 2011, respectively, under the Company’s Incentive Compensation Plan.  See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of this Plan.

(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The 2012 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2011 to December 31, 2012. The 2011 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2010 to December 31, 2011, and the 2010 amount reflects such increase from December 31, 2009 to December 31, 2010.

(4) All Other Compensation.  These amounts represent the Company’s contributions to its 401(k) Plan during 2012, 2011 and 2010 on behalf of each named executive officer. Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the All Other Compensation Table.

(5) Mr. Dively joined the Company as Senior Executive Vice President in May 2011.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Rowland:  The employment agreement with Mr. Rowland was renewed in 2010 and has a term through December 31, 2013 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's SERP that provides an annual retirement benefit of $50,000 upon retirement at age 65 or later, (iv) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (v) a monthly auto allowance and payment of annual country club membership dues, and (vi) other benefits made available to Company executive or management employees.

Mr. Taylor:  The employment agreement with Mr. Taylor was renewed in 2012 and has a term through May 22, 2015 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. Dively:  The employment agreement with Mr. Dively was entered into effective May 9, 2011 and has a term through December 31, 2014 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Hedges:  The employment agreement with Mr. Hedges was renewed in 2011 and has a term through December 31, 2014 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. McRae: The employment agreement with Mr. McRae was renewed in 2012 and has a term through February 28, 2015 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and (v) other benefits made available to Company executive or management employees.

First Retirement and Savings Plan (“401k plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a base contribution by the Company of 4% of compensation and a matching contribution by the Company of up to 50% of the first 4% of employee contributions.

GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans during the year ended December 31, 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Rowland	08/27/12	43,750	105,000	175,000	2,883	4,118	5,148	105,009
Michael L. Taylor	08/27/12	18,375	44,100	73,500	865	1,236	1,545	31,518
Joseph R. Dively	08/27/12	38,625	92,700	154,500	2,545	3,636	4,545	92,718
John W. Hedges	08/27/12	20,125	48,300	80,500	1,263	1,804	2,255	46,002
Eric S. McRae	08/27/12	16,188	43,050	71,750	732	1,046	1,308	26,673

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2012, which has now occurred.  Thus, the information in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in January 2012.  The amounts actually paid under the Company’s Incentive Compensation Plan for 2012 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.  A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)
The Company's Incentive Compensation Plan contains two metrics: asset quality and net income. Before either of these components is considered, there is a minimum requirement level equal to 80% of prior year's net income. It the minimum is not met, nothing is paid. The Compensation Committee has the discretion to pay a prorated portion (based on straight-line interpolation) if performance is between the minimum and the threshold.

(3)
Estimated Future Payouts Under Equity Incentive Plan Awards.  The target amounts represent the number of shares of restricted stock and/or restricted stock units granted in 2012 under the 2007 Stock Incentive Plan as Annual Performance Awards (50% of the number) and Cumulative Performance Awards (50% of the number).  The threshold and maximum amounts represent the potential adjustment to the target number of shares of restricted stock and/or restricted stock units that can result based on the level of attainment of performance goals for the applicable performance period. The Annual Performance Award had a one-year performance period that ended December 31, 2012, which resulted in an adjustment to one-half of the target number so that the named executive officers received 108% of the target number:  Mr. Rowland: 2,223; Mr. Taylor: 668; Mr. Dively: 1,964; Mr. Hedges: 974; and Mr. McRae: 565.  Of this adjusted Award, 25% vested as of December 31, 2012 and the remainder vests 25% of each of December 15, 2013, 2014 and 2015.  The Cumulative Performance Award has a three year performance period that ends on December 31, 2014.  A description of the Plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	The grant date fair value is based on the probable outcome of the performance conditions.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards
Name	Exercisable (#)	Unexercisable (#)				Number of Unearned Shares or Units that have not Vested (#)(2)	Market Value of Unearned Shares or Units that have not Vested ($)(3)
William S. Rowland	18,000	0		27.33	12/14/14
	5,000	0		26.10	12/11/17
	3,000	1,000	(1)	23.00	12/16/18
						7,811	177,700

Michael L. Taylor	5,062.5	0		20.67	12/16/13
	5,062.5	0		27.33	12/14/14
	3,000	0		26.10	12/11/17
	1,875	625	(1)	23.00	12/16/18
						2,376	54,054

Joseph R. Dively	3,375	0		27.33	12/14/14
						5,176	117,754

John W. Hedges	7,312.5	0		20.67	12/16/13
	7,312.5	0		27.33	12/14/14
	3,000	0		26.10	12/11/17
	1,875	625	(1)	23.00	12/16/18
						3,392	77,168

Eric S. McRae	3,375	0		20.67	12/16/13
	3,375	0		27.33	12/14/14
	1,500	0		26.10	12/11/17
	1,875	625	(1)	23.00	12/16/18
						1,956	44,499

(1) One-fourth of these options became fully exercisable on January 1, 2010, one-fourth became fully exercisable on January 1, 2011, one-fourth became fully exercisable on January 1, 2012 and one-fourth become fully exercisable on January 1, 2013.

(2) The restricted stock and restricted stock units that are subject to Cumulative Stock Awards will vest at the end of a three year performance period (December 31, 2014 for the 2012 awards and December 31, 2013 for the 2011 awards). The restricted stock and restricted stock units that are subject to Annual Performance Awards were adjusted at the end of their one year performance period (December 31, 2012 for the 2012 awards and December 31 2011 for the 2011 awards) to reflect actual attainment of the performance goals, and 25% of the adjusted amount vested as of such date (and is not shown in this table), with the remainder vesting 25% on each of the following three years.  If an executive terminates prior to the end of a performance period, he will forfeit his Award, unless such termination is due to termination on or after attaining age 66 (in which case he will vest in the target number) or termination due to death or disability (in which case he will vest in a pro rata portion of the target number).  If an executive with an Annual Performance Award terminates after the performance period but prior to the end of the vesting period when he has attained age 66 or due to death or disability, he will vest in the remaining shares or units.

(3) The market rate is based on the closing price of the Company’s stock on December 31, 2012 ($22.75).

2012 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the exercise of stock options and the vesting of restricted stock and restricted stock units during 2012 by each named executive officer and the amount realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Vested (#)	Value Realized when Shares Vested (2) ($)
William S. Rowland	18,000	55,440	1,294	29,439
Michael L. Taylor	5,062	38,421	395	8,986
Joseph R. Dively	0	—	832	18,928
John W. Hedges	7,312	75,972	562	12,786
Eric S. McRae	843	11,709	324	7,371

(1)
Represents the difference between the closing market price of the Common Stock at the date of exercise and the option exercise price, multiplied by the number of shares covered by the options exercised.

(2)	Represents the number of shares vested on December 31, 2012 multiplied by the market value of the underlying shares on the vesting date.

2012 PENSION BENEFITS

This table sets forth information relating to the defined benefit pension benefits provided under the Company’s SERP.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
William S. Rowland	SERP	20	(1)	542,363	(2)	—

(1)
The number of years of service credited to Mr. Rowland under the SERP, computed as of December 31, 2012, which is the same measurement date used for financial statement reporting purposes in the Company’s 2012 Form 10-K.

(2)
The actuarial present value of Mr. Rowland’s accumulated benefits under the SERP, computed as of the same December 31, 2010 measurement date used for financial statement reporting purposes in the Company’s 2012 Form 10-K.  This number amount represents the present value of receiving $50,000 per year (his current accrued benefit) for 20 years, beginning in March 2013 when Mr. Rowland attains age 66 and is entitled to begin receiving unreduced benefits.  A discount rate of 6% was used to determine the present value.

The SERP is a non-qualified pension plan that provides benefits to senior management employees recommended by the President of the Company and designated by the compensation committee.  Mr. Rowland is the only employee who is currently eligible to participate in the SERP.  The SERP provides for Mr. Rowland to receive an annual benefit of $50,000 (payable in monthly installments) for a 20-year period following his termination of employment on or after age 65.  The benefit accrues at a rate of 5% per year beginning with Mr. Rowland’s date of hire, with a fully accrued benefit at age 63.  As of December 31, 2012, Mr. Rowland had accrued a SERP benefit equal to $50,000 per year.

Mr. Rowland can elect to receive the portion of his SERP benefit accrued prior to 2005 following his termination of employment and prior to age 65, in which case the accrued benefit will be reduced by 0.0083% for each month the benefit is paid prior to age 65.  Mr. Rowland can also elect to defer payment of his entire benefit past retirement at age 65 or to have the benefit paid in a lump sum instead of monthly installments.  Any elections must be made in accordance with the terms of the SERP.

In the event of Mr. Rowland’s disability (as defined in the Plan), the full accrued benefit of $50,000 per year will be paid for 20 years to Mr. Rowland, beginning at age 65.  In the event of Mr. Rowland’s death, benefits will be paid to a designated beneficiary as described in the SERP.  Upon termination of the SERP, Mr. Rowland’s full accrued benefit will be paid to him, in accordance with the distribution provisions of the SERP as discussed above.

The SERP contains provisions whereby Mr. Rowland forfeits any right to benefits if he is terminated for “cause” (as defined in the SERP), if during employment or the two-year period following employment he engages in competition with the Company or interferes with business relationships of the Company, or if he discloses confidential information about the Company.

2012 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2012 under the Company’s Deferred Compensation Plan (“DCP”) including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)(1)	($)	($)(2)	($)	($)(3)
William S. Rowland	—	—	33,341	—	157,874
Michael L. Taylor	—	—	—	—	—
Joseph R. Dively	46,246	—	39,189	—	226,802
John W. Hedges	—	—	29,642	—	140,355
Eric S. McRae	10,019	—	2,700	—	21,839

(1)	The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.

(2)	The earnings reported in this column are not reported on the Summary Compensation Table.

(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Rowland:  $104,507 (includes earnings and losses and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Dively: $180,556 (includes earnings and losses and deferrals of director fees which were not reported in the Summary Compensation Table); Mr. Hedges:  $45,109 (includes earnings and losses that were not previously reported in the Summary Compensation Table); Mr. McRae: $3,599 (includes earnings that were not previously reported in the Summary Compensation Table).

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation, and non-employee directors can elect to defer their director fees.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant.  Such amounts are invested in the Northern Institutional Prime Obligation Fund #887 until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of Common Stock of the Company.  Dividends paid on Common Stock are credited to the participant’s DCP account and invested in additional shares.  The Northern Institutional Prime Obligation Fund #887 had an annual return for 2012 of 0.07%.  The Company’s Common Stock had an annual return for 2012 of 26.7%.

A participant is 100% vested in his or her DCP account at all times.  A participant’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the participant terminates employment, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of Common Stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers in effect at December 31, 2012 include the following:

•	If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company has not occurred), the executive is entitled to the following:

i.	Continued payment of the executive’s then current base salary for 12 months.

ii.
Continued coverage of the executive under the Company’s health plan for the 12 month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•
If following a Change in Control of the Company (as defined in the 2007 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:

i.	For Messrs. Rowland, Taylor, Dively and Hedges, payment equal to two times the executive’s then current base annual salary. For Mr. McRae, continued salary for one year.

ii.	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.

iii.
Continued coverage of the executive under the Company’s health plan for the first 12 months following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminuation in his or her position and responsibilities, provided, however, that for Mr. McRae, "good reason" means a material reduction in his position or responsibility, a material reduction in total compensation, a relocation of his primary place of employment of at least 50 miles or the Company's material breach of agreement.

The agreements contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last two years of the executive’s employment (or during the last year in the case of named executive officers other than Mr. Rowland, Mr. Dively or Mr. Hedges).  The restrictive covenants regarding confidential information are indefinite, and the restrictive covenants regarding noncompetition and nonsolicitation continue in effect until the later of two years following the executive’s termination of employment or the end of the term of the agreement (or the later of one year or the end of the term of employment for Mr. Taylor and for one year following termination of employment for Mr. McRae).

2007 Stock Incentive Plan

The stock option agreements that set forth the terms and conditions of stock options provide that upon a termination of employment for any reason other than death, disability or retirement, an executive’s outstanding and then vested stock options can be exercised for three months following termination, and upon a termination of employment due to death, disability or retirement (as defined in the Plan) an executive’s outstanding and then vested stock options can be exercised for 12 months following such termination.

The agreements that set forth the terms and conditions of the restricted stock awards and restricted stock unit awards provide that an executive will not become vested in any restricted stock or restricted stock units if the executive does not remain continuously employed from the grant date until the last day of the applicable performance period, except that upon a voluntary termination of employment due to  termination after attaining age 66, an executive will vest in the target number of outstanding shares or units and upon a termination of employment due to death or disability (as defined in the Plan), an executive will vest in a pro rata portion of the target number of outstanding shares.  If an executive with an Annual Performance Award terminates after the end of the one-year performance period but prior to the end of the vesting period when he has attained age 66 or due to death or disability, he will vest in the remaining shares or units subject to the Award.

Upon a Change in Control of the Company (as defined in the Plan), the Plan provides that all outstanding stock option awards will become fully vested and exercisable and all restricted stock and stock units will fully vest at the target or higher level as determined by the compensation committee.

2012 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company occurred and the executives subsequently become eligible for benefits following a termination of employment on December 31, 2012.

Change in Control:
Name:	William S. Rowland	Michael L. Taylor	Joseph R. Dively	John W. Hedges	Eric S. McRae
Base Salary:	$700,000	$420,000	$618,000	$460,000	$205,000
Incentive Compensation (1):	125,915	52,554	109,882	56,649	48,074
Continued Health Coverage (2):	3,409	3,294	3,294	3,409	3,409
Value of Vesting of Unvested Stock Options (3):	—	—	—	—	—
Value of Vesting of Unvested Stock Awards (4):	178,064	54,191	117,891	77,305	44,590

No Change in Control:
One Time Base Salary:	$350,000	$210,000	$309,000	$230,000	$205,000
Continued Health Coverage (5):	3,409	3,294	3,294	3,409	3,409

(1)	Represents an amount equal to incentive compensation (cash and equity) earned by executive in 2012.

(2)	Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.

(3)
The value of the options that vest upon a change in control occurring on December 31, 2012 is based on the difference between the applicable exercise price and the closing market price of the Common Stock on December 31, 2012 ($22.75). As of December 31, 2012, none of the unvested options had an exercise price lower than $22.75.

(4)
The value of the stock and stock unit awards that vest upon a change in control is calculated based on the target number of outstanding shares and/or units multiplied by the closing price of the Company’s Common Stock on December 31, 2012.

(5)	Represents the Company’s portion of premiums paid for the executive’s coverage during the 12-month severance period.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $4,500 quarterly retainer for each calendar quarter for their services in 2012.  Directors of the Company were not granted any form of stock-based compensation in 2012.  Non-employee directors can also elect to receive health coverage under the Company’s group health plan, in which case the Company pays all of the required premiums. During 2012:

•
Audit committee members received $500 for each audit committee meeting attended in 2012.  The audit committee chairman also received a $2,000 annual retainer and the audit committee financial expert received a $1,500 annual retainer in 2012.

•	Compensation committee members received $250 for each compensation committee meeting attended in 2012 and the compensation committee chairman also received a $1,000 annual retainer.

•	Members of the senior loan committee received $500 for each senior loan committee meeting attended in 2012.

•
Non-employee directors who also served on the board of directors of the Bank received a $1,500 quarterly retainer fee for such services in 2012.  Non-employee directors who also served on the board of directors of Data Services or Insurance Group each received $250 per meeting attended in 2012.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2012.

	Fees Earned Or Paid in Cash ($)		Portion of Fees Deferred ($)(8)	Option Awards ($)(9)	All Other Compensation ($)	Total ($)
Charles A. Adams	28,750	(1)	28,750	—	—	28,750
Holly A. Bailey	15,750	(2)	—	—	—	15,750
Steven L. Grissom	36,850	(3)	—	—	—	36,850
Benjamin I. Lumpkin	29,250	(4)	—	—	—	29,250
Gary W. Melvin	33,750	(5)	—	—	—	33,750
Sara Jane Preston	13,500	(6)	—	—	—	13,500
Ray Anthony Sparks	33,000	(7)	—	—	—	33,000

(1) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $18,000, $7,000, $750 and $0, respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $500 respectively.

(2) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $9,000, $5,000, $0 and $0 respectively, and for serving as a member of the audit committee and the compensation committee of $1,500 and $250, respectively. Ms. Bailey joined the Board of Directors in April 2012.

(3) This amount represents the compensation earned for serving as a director of the Company and the Bank, Data Services and Insurance Group of $18,000, $6,500, $750 and $0 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $500 and $6,000, respectively, and for serving as the audit committee financial expert of $1,500.  Mr. Grissom also received $100 per meeting attended as a member of the trust investment committee.  He received a total of $1,100 for attending 11 of the 12 meetings held in 2012.

(4) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $18,000, $6,500, $750 and $0 respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $500, respectively and for serving as the compensation committee chairman of $1,000.

(5) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $18,000, $6,500, $750 and $0 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $500 and $5,500, respectively.

(6) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $7,500, $2,500, $250 and $0 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $1,000, $250 and $2,000, respectively. Ms. Preston retired in April 2012.

(7) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services, and Insurance Group of $18,000, $6,500, $500 and $0, respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $500 and $3,000, respectively, and for serving as the audit committee chairman of $2,000.

(8) This amount represents the director fees that Mr. Adams elected to defer under the Company's Deferred Compensation Plan. For a description of this plan, see the 2012 Non-qualified Deferred Compensation section of this proxy statement.

(9) No options were granted to non-employee directors in 2012.  All outstanding options are vested.  The number of options held by each non-employee director is contained in the footnotes to the stock ownership table on page 2 of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which are generally in writing and which include the Code of Ethics for Senior Financial Management and the Code of Conduct for all employees, annual questionnaires completed by all Company directors and executive officers, and regulatory compliance requirements (including Regulation O, which restricts loans by the Bank to directors, executive officers, principal stockholders and their affiliates and requires approval by the Board of Directors of the Bank for certain such loans), identify to the Company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules.  Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Board of Directors of the Company or the Bank, or the appropriate committee of the Board of Directors, evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company.  In addition, it is the practice of the Board of Directors of the Company, although not part of a written policy, to review each of the transactions specifically disclosed as a related person transaction in connection with its review of the proxy statement for the annual meeting of stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.  All of the transactions described below were considered and approved or ratified by the Board of Directors of the Company or the Bank, or the appropriate committee of the Board of Directors.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from the Bank during 2012.  All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.  In addition, directors, executive officers, principal stockholders, members of their immediate families and entities in which one or more of them have a material interest obtained in 2012, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

Consolidated Communications Holdings, Inc. and its affiliates provided paging, mobile, long distance/800 and private line services, voice mail, customer premise equipment services and repair services to the Company during 2012 in the amount of $641,790. With regard to Consolidated Communications Holdings, Inc., Mr. Benjamin Lumpkin’s father, Richard A. Lumpkin, is Chairman of the Board of Directors of Consolidated Communications Holdings and also may be deemed to have beneficial ownership of approximately 5.2% of Consolidated Communications Holdings’ outstanding voting stock.

On June 15, 2012, the Federal Reserve Board stated that it would not disapprove of the Company's issuance of the remaining $8,250,000 of Series C Preferred Stock subscribed for in 2011 to (a) individuals who are members of the Lumpkin family, including Benjamin I. Lumpkin, a director of the Company, and Elizabeth Celio, a beneficial owner of more than 5% of the Company's Common Stock, and (b) entities controlled by, and trusts created for the benefit of, individuals who are members of the Lumpkin family (collectively, the "Remaining Investors"). On June 28, 2012, the final $8,250,000 of the Company's Series C Preferred Stock was issued and sold by the Company to the Remaining Investors. In addition to those sales of Series C Preferred Stock disclosed in the table and footnotes thereto under “Voting Securities and Principal Holders Thereof,” certain additional sales of Series C Preferred Stock to the Remaining Investors include the following:

Name of Individual or Entity and Relation to the Company	Shares of Series C Preferred Stock Purchased
Anne S Whitten 1998 Spouse NIM Crut	40
Barbara S Federico 1998 Spouse Crut	60
Christina S Duncan	50
Christina S Duncan 1998 Spouse Crut	50
John W Sparks 1998 Spouse Crut	40
Margaret K Partridge Hicks	50
Susan Keon Dewyngaert	40
Katherine Stoddert Keon	50

Under a stock repurchase program authorized by the Board of Directors, the Company can repurchase shares of its Common Stock from time to time either in the open market or in private transactions in accordance with applicable securities laws. Pursuant to this stock repurchase program, the Company may repurchase shares of the Company’s Common Stock from, among others, certain directors, executive officers and greater than 5% beneficial owners of the Company’s Common Stock, and certain members of immediate family of the foregoing persons. During 2012, the Company repurchased the following shares of Common Stock in which certain of such individuals had a beneficial interest: 22,964 shares in which Margaret L. Keon, a sister of Richard A. Lumpkin, a greater than 5% beneficial owner of the Company's Common Stock, had a beneficial interest, for consideration of $545,395; 18,000 shares, in which William S. Rowland had a beneficial interest, for consideration of $427,500; and 20,000 shares, in which Ray Anthony Sparks had a beneficial interest, for consideration of $475,000.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 15, 2013.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Rowland
Chairman and Chief Executive Officer

Mattoon, Illinois
March 15, 2013

First Mid-Illinois Bancshares, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2013.

Vote by Internet

- Go to **www.envisionreports.com/FMBH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:

Nominee	For	Withhold	Nominee	For	Withhold
01 - Ray Anthony Sparks	☐	☐	02 - Benjamin I. Lumpkin	☐	☐

+

2. In their discretion, on such other matters that may properly come before the meeting and any adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T
2 0 C V 1 5 4 2 4 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

01L1TA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

First Mid-Illinois Bancshares, Inc.

Proxy — FIRST MID-ILLINOIS BANCSHARES, INC.

PROXY is Solicited By the Board of Directors
For the Annual Meeting of Stockholders – April 24, 2013

The undersigned hereby appoints Michael L. Taylor, John W. Hedges and Laurel G. Allenbaugh, or any of them acting in the absence of the others, with full power of substitution, as attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present and voting at the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc., to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on April 24, 2013, at 4:00 p.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement as designated on the reverse and, in their discretion, upon such other business as may come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE YOUR SHARES BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed and dated on the reverse side.)